     EXHIBIT 5

STEPHEN A. ZRENDA, JR., P.C.
ATTORNEYS AND COUNSELORS AT LAW
5700 NW 132nd STREET
OKLAHOMA CITY, OK 73142-4430

Stephen A. Zrenda, Jr., Esq.	Telephone (405) 721-7300	Alanna Conaway, Legal Assistant
Fax (405) 721-7310

January 8, 2010

Uranium Hunter Corporation
First Canadian Place
100 King Street West, Suite 5700
Toronto, Ontario M5X 1K7 Canada

Gentlemen:

We have acted as special counsel to Uranium Hunter Corporation (the "Company") to render a legal opinion regarding its Form S-8 Registration Statement to be filed with the Securities and Exchange Commission concerning its plan to issue its Common Stock, $.001 par value, to consultants to the Company.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, instruments and documents of the Company, certificates of public officials and of officers of the Company, and such other certificates, documents and records, and have made such other investigations, as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. As to questions of fact material to such opinions we have, when relevant facts were not independently established, relied upon such certificates of public officials and of such officers, such other certificates, documents and records, and upon the representations of such parties. In addition, we have assumed: (i) the genuineness of all signatures on all documents seen or reviewed by us, ii) the authenticity of documents submitted to us as originals, and (iii) the conformity with the original and certified copies of all documents submitted to us as copies and the authenticity of the originals thereof. We have also examined such matters of law and such additional matters of fact as we consider necessary or appropriate in connection with the opinions hereinafter expressed.

Based on and subject to the foregoing, it is our opinion that:

1. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada; and

2. Assuming the accuracy of the documents, representations and warranties of the Company, the offer, issuance and sale of the Common Stock of the Company to consultants under the terms and provisions of consulting agreements and other contracts will have been duly authorized and validly issued and will be fully paid and non-assessable.

The opinions expressed herein are solely for your benefit in connection with the Form S-8 Registration Statement of the Company and may not be relied upon in any manner or for any purpose by any other person or entity without the prior written consent of this firm.

Very truly yours,

STEPHEN A. ZRENDA, JR., P.C.

By:/s/ Stephen A. Zrenda, Jr.
        Stephen A. Zrenda, Jr.